Exhibit 4.27

*** CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS IN BRACKETS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Strategic Cooperation Agreement

with respect to

Early Screening Product for Liver Cancer

between

Genetron Health (Beijing) Co. Ltd.

and

Chia Tai Tianqing Pharmaceutical Group Co. Ltd.

January 6, 2021

Chia Tai Tianqing Pharmaceutical Group Co. Ltd. (Seal)

Genetron Health (Beijing) Co. Ltd. 1101140215851 (Seal)

Contents

1	Definition, Interpretation and Effect	3

2	Authorization	6

3	Non-competition	7

4	Management Committee	7

5	Provision of this Product	8

6	Promotion of this Product	9

7	Payment and Expenses	11

8	Intellectual Property Rights	12

9	Confidentiality	13

10	Representations, Warranties and Undertakings	15

11	Indemnification	16

12	Term and Termination	16

13	Effect of Termination	17

14	Force Majeure	18

15	Notice	18

16	Governing Law and Dispute Resolution	19

17	General Provisions	19

Appendix I Product Description		22

Appendix II Business Process		23

Appendix III Standard Product Price		24

Chia Tai Tianqing Pharmaceutical Group Co. Ltd. (Seal)

Genetron Health (Beijing) Co. Ltd. 1101140215851 (Seal)

This Strategic Cooperation Agreement with respect to Liver Cancer Early Screening Product (hereinafter referred to as this “Agreement”) is entered into on January 6, 2021 (“Effective Date”) by and between:

(1)

Genetron Health (Beijing) Co. Ltd., a limited liability company lawfully established and validly existing under the laws of the People’s Republic of China (for the purpose hereof, excluding Hong Kong, Macro and Taiwan, hereinafter referred to as “China”) having its registered address at Floor 1-Room 101 on Floor 5 (Room 201 on Floor 2), No.11, Floor 1-Room 101 on Floor 5 (Room 301, 303 and 304 on Floor 3) No.10, Zone 1, Building 8, Shengmingyuan Road, Life Schience Park, Changping District, Beijing (hereinafter referred to as “Party A”); and

(2)

Chia Tai Tianqing Pharmaceutical Group Co. Ltd., a company limited by shares lawfully established and validly existing under the laws of China having its registered address at 369 South Yuzhou Road, Lianyungang City, Jiangsu Province (hereinafter referred to as “Party B”).

Party A and Party B hereinafter referred to individually as a “party” and collectively as the “parties”.

Recitals

(A)

Party A is a leading precision cancer medicine company in China and focuses on cancer genomics research and application with products and services covering the whole cancer cycle from early screening to diagnosis and treatment recommendation to monitoring and prognosis management;

(B)

Party B is an innovative pharmaceutical group engaged in medicine innovation and research, development, production and sale of high quality medicines and committed to providing the patients with better health solutions and superior affordable medical resources which is a domestic famous RD and production base for liver disease treatment and anti-cancer drugs;

(C)

The Parties intend to carry out comprehensive strategic cooperation on the liver cancer early screening product (hereinafter referred as this “Product”, as defined in Article 1.1) mainly in the following manner: (i) Party B acts as the exclusive agent of Party A in the Authorized Territory for the promotion and sale of this Product; and (ii) the Parties cooperate in the Authorized Territory on the publicity and popularization of the concept of early cancer screening and on the promotion of the relevant products, and also make best efforts to disseminate the knowledge about early screening and promote this Product.

Therefore, the Parties agree as below with respect to the strategic cooperation stated above:

1	Definition, Interpretation and Effect

1.1	Unless otherwise required by the context, the terms below shall have the following designated meanings herein:

“Confidential Information”	shall have the meaning ascribed thereto in Article 9.2;

“Product”	shall mean Party A’s liver cancer early screening and detection service

Chia Tai Tianqing Pharmaceutical Group Co. Ltd. (Seal)

Genetron Health (Beijing) Co. Ltd. 1101140215851 (Seal)

“Force Majeure Event”	shall mean such objective situations that cannot be predicted, avoided and overcome by a Party, including without limitation act of war or other military actions, terrorism, riot, act of god and epidemic, provided, however, that where any such situation arises due to failure of a Party to take all reasonable care and measures, it shall not be deemed as a Force Majeure Event of that Party;

“Representative”	shall have the meaning ascribed thereto in Article 9.3.1;

“Third Party”	shall mean any entity except the Parties and their respective Affiliates;

“Management Committee”	shall have the meaning ascribed thereto in Article 4.1;

“Affiliate”	with respect to a Party, shall mean any Entity (directly or indirectly) controlled by, controlling or under common control with that Party. “Control” in this definition shall mean the ownership of fifty percent (50%) of the shares (or other securities or rights) with voting right in an Entity, or the right to appoint most of the directors of an Entity and/or the ability to govern the policies or management of an Entity in any other manner (including via conclusion of an agreement), provided, however, that the Entity is only deemed as an Affiliate when any of the foregoing conditions is satisfied;

“Party A’s Confidential Information”	shall have the meaning ascribed thereto in Article 9.1;

“Party A’s List of Hospitals”	shall have the meaning ascribed thereto in Article 2.3;

“Competitive Product”	shall mean any other detection product or service that adopts the same or similar mechanism of action and has the same or similar functions with this Product;

“CIETAC”	shall have the meaning ascribed thereto in Article 16.2;

“Calendar Year”	shall mean a period of 12 months from January 1 to December 31;

“Effective Date”	shall have the meaning ascribed thereto in the Recitals;

“Entity”	shall mean any natural person, company, partnership, firm, trust, government agency, social organization, foundation, incorporated or unincorporated body;

“Applicable Laws”	with respect to an Entity and a situation, shall mean all effective laws, regulations and/or standards issued by any government or regulatory authority from time to time within the Term hereof that are applicable to the Entity and the situation, and the generally applicable industry or self-discipline standards, codes of conducts and guidelines, or other applicable regulations with similar nature, whether regional, national or international;

Chia Tai Tianqing Pharmaceutical Group Co. Ltd. (Seal)

Genetron Health (Beijing) Co. Ltd. 1101140215851 (Seal)

“Authorized Territory”	shall have the meaning ascribed thereto in Article 2.1;

“Non-defaulting Party”	shall have the meaning ascribed thereto in Article 12.2;

“Loss”	shall have the meaning ascribed thereto in Article 11.1;

“Promotional Materials”	shall have the meaning ascribed thereto in Article 6.4;

“Defaulting Party”	shall have the meaning ascribed thereto in Article 12.2;

“Relevant Requirements”	shall have the meaning ascribed thereto in Article 10.1.6;

“Party B’s Confidential Information”	shall have the meaning ascribed thereto in Article 9.2;

“Actual Sales Volume Generated by Party B’s Promotion”	shall mean the actual quantity of this Product that is purchased by the subjects through scanning the Promotional QR Code in Hospitals Proposed by Party B (of which the purchase price has been received), less the quantity of this Product of which the purchase price is refunded to the subjects due to any reason attributable to Party B and Force Majeure Events;

“Promotional QR Code in Hospitals Proposed by Party B”	shall have the meaning ascribed thereto in Article 2.1;

“Business Day”	shall mean any day except Saturday, Sunday or the public holidays in China;

“Term”	shall have the meaning ascribed thereto in Article 12.1;

“Dispute”	shall have the meaning ascribed thereto in Article 16.2;

“Intellectual Property Rights”	shall have the meaning ascribed thereto in Article 8.1;

“Promotional Activities in Central Market”	shall mean the various brand positioning, academic promotion and marketing activities that are developed by the Parties at the group level according to the market entry strategy and implemented by the central market team in a bid to enable successful market entry and realization of sales of this Product, including without limitation brand positioning and preparation of publicity materials; endorsement by and cooperation with industry associations and KOL; participation in or holding international and national academic promotion conferences; promotion activities in key regions and hospitals, etc.;

“Promotion Plan for Central Market”	shall have the meaning ascribed thereto in Article 6.5.1.

Chia Tai Tianqing Pharmaceutical Group Co. Ltd. (Seal)

Genetron Health (Beijing) Co. Ltd. 1101140215851 (Seal)

1.2	Unless otherwise stated herein:

1.2.1	Any reference to a law, legal document or regulation shall include the law, legal document or regulation, as revised, extended or reenacted from time to time;

1.2.2	Any reference to an article and appendix shall mean the article and appendix hereof;

1.2.3	The headings herein are for convenience only and shall not be considered in the interpretation hereof;

1.2.4	“Other” and “separately” shall not be construed to include only the words followed; and

1.2.5	“Including”, “especially” and “e.g.” or other similar phrases shall be construed as illustrative and not restrictive.

2	Authorization

2.1

Party A authorizes Party B to promote this Product in the hospital market across China (including general hospitals and hospitals specialized in liver diseases, except the physical examination centers in hospitals and the hospitals in Party A’s List of Hospitals) (“Authorized Territory”) within the Term hereof.

2.2	The Parties agree that, within ten (10) days upon effectiveness hereof:

(1)

Party B shall provide the list of hospitals to which it intends to promote this Product for Party A to create a charging system that differentiates the sales QR codes of the hospitals (“Promotional QR Codes in Hospitals Proposed by Party B”). Party A shall provide Party B with such QR codes. Party B shall provide Party A with a ten (10)-day prior written notice if it intends to promote this Product in any other hospital so that Party A will have enough time to add such hospital into the charging system.

(2)

Party A shall provide Party B with Party A’s List of Hospitals which shall clearly state, for each region or hospital therein, the reason (selected from Article 2.3 below) for its inclusion in the list. The hospitals in Party A’s List of Hospitals are not covered in the Authorized Territory defined in Article 2.1 in which Party A or its Affiliates will promote and sell this Product (“Party A’s List of Hospitals”).

2.3

If any of the following regions or hospitals wishes to cooperate with Party A on this Product, Party A shall negotiate with Party B, and may exclude such region or hospital from the Authorized Territory and add it into Party A’s List of Hospitals upon written consent of Party B (except such circumstances below where the Parties agree that Party B’s written consent is not necessary):

(1)

The hospitals designated for the scientific research cooperation in the major special projects or other important government projects which Party A has confirmed to participate in/of which Party A has won the bidding may be automatically added into Party A’s List of Hospitals without written consent of Party B, subject to provision by Party A of the written certificate proving participation of these hospitals in such projects;

(2)	Regions covered by the procurement project procured by Party A from a government/hospitals participating in the implementation of a government’s procurement project;

Chia Tai Tianqing Pharmaceutical Group Co. Ltd. (Seal)

Genetron Health (Beijing) Co. Ltd. 1101140215851 (Seal)

Note: With respect to the regions/hospitals stated in (2), if the government issues clear instructions, these instructions shall be followed and such regions/hospitals shall be automatically added into Party A’s List of Hospitals without written consent of Party B; but if no clear instruction is issued by the government, Party A shall clearly present to Party B the regions and hospitals to be excluded and obtain Party B’s consent.

(3)	Regions or hospitals that Party A wishes to separately cooperate with depending on its own development in tumor field or other special situations.

Unless consented to by Party B in writing, the exclusion of any region/hospital above from the Authorized Territory by Party A shall be invalid.

3	Non-competition

3.1

Unless otherwise agreed herein, Party A shall not (and shall urge its Affiliates not to) engage any Third Party or offer assistance or funds in any form to any Third Party to sell, promote and publicize this Product in the Authorized Territory, except in the activities carried out in cooperation with Party B, or commercialize this Product in the Authorized Territory in any way without cooperating with Party B, within the Term hereof.

3.2

Unless otherwise agreed herein, Party B shall not (and shall urge its Affiliates not to) independently or engage any Third Party or offer assistance or funds in any form to any Third Party to develop, sell, promote and publicize any Competitive Product in the Authorized Territory, or commercialize any Competitive Product in the Authorized Territory in any way without cooperating with Party B, within the Term hereof.

3.3

Party B agrees to try its best to enable the direct revenue from the Actual Sales Volume Generated by Party B’s Promotion (i.e. the sales revenue which is the Actual Sales Volume Generated by Party B’s Promotion x Party B’s actual sales price of this Product) to exceed the amount (“Minimum Exclusive Sales Revenue”) below in the following years:

(1)	2021: [***]

(2)	2022: [***]

Upon failure of Party B to realize the Minimum Exclusive Sales Revenue in either year above, Party A shall be entitled to withdraw the agreed exclusive cooperation with a notice to Party B. Specifically, if Party B fails to realize the Minimum Exclusive Sales Revenue in 2021 or 2022, Party B may commercialize this Product in the Authorized Territory from the next Calender Year, whether independently or with a Third Party, without subject to the Non-competition article herein.

Note: Party A agrees to take the sum of the direct revenue from the Actual Sales Volume Generated by Party B’s Promotion and the direct revenue generated by the hospitals in Party A’s List of Hospitals that are stated in Article 2.3(3) in a year as the actual sales revenue of that year compared with the Minimum Exclusive Sales Revenue of that year. Party A shall provide Party B quarterly with the specific amount of the direct revenue generated by the hospitals in Party A’s List of Hospitals that are stated in Article 2.3(3). For the avoidance of doubt, the annual actual sales revenue calculated as above shall only be used to compare with the Minimum Exclusive Sales Revenue as stated in this Article 3.3 and shall not be used for settlement and be applied to any other term hereof, unless otherwise agreed herein.

4	Management Committee

4.1

Establishment and Purpose. Within ten (10) days upon effectiveness hereof, the Parties shall establish a Management Committee (“Management Committee”) which shall be obliged to (a) review, approve or disapprove and review as necessary the Promotion Plan for Central Market; (b) supervise the implementation of the Promotion Plan for Central Market; (c) review and discuss over the sales performance and trend of this Product in the Authorized Territory; (d) discuss over and solve any matter involved in the communication between the Parties; and (e)perform other tasks assigned thereto by other articles, if any.

Chia Tai Tianqing Pharmaceutical Group Co. Ltd. (Seal)

Genetron Health (Beijing) Co. Ltd. 1101140215851 (Seal)

4.2

Members. The Management Committee shall in total comprise four (4) members. The Parties shall respectively appoint two (2) members. Either Party may change any of its representatives in the Management Committee with a prior notice to the other party.

4.3

Meeting. The Management Committee shall meet at least once per month. Each member may delegate another person in writing to attend and vote in any meeting on his/her behalf. Upon agreement by the Parties, other employees of either Party may attend any meeting of the Management Committee as nonvoting observers.

4.4

Decision. Unless voted for by all members present in a meeting, any decision made by the Management Committee in the meeting shall be invalid. If the members of the Management Committee fails to achievement consensus on a matter, either Party may report the matter to the top managements of both Parties with a written notice to the other party. The top managements shall immediately meet upon receipt of the report to negotiate and settle the divergence in goods faith. For the avoidance of doubt, the decisions of the Management Committee shall not modify or deviate from this Agreement in any way.

5	Provision of this Product

5.1

Party B shall arrange for and help the subjects to execute the agreement via mobile terminals and collect blood samples. and deliver the samples to Party A’s responsible person as detailed in Appendix II, including without limitation Party A shall designate employees to fill the personal data, clinical diagnosis, doctor submitting the sample and the necessary data thereof of the subject, special requirements and sample collection time in the test application form; organize sample collection; register the test information; and require the terminal customer to collect and process samples, in accordance with Appendix II and as required by Party A from time to time. Trial operation of the project shall last for three (3) months upon effectiveness hereof. Within one (1) month following the end of trial operation, the Parties may adjust and refine the business process stated in Appendix II depending on the result of trial operation and accordingly update Appendix II in writing.

5.2	Party A and its Affiliates shall provide this Product, issue and interpret the electronic report and follow up positive cases as detailed below:

5.2.1

Upon written authorization of a subject, Party A shall be entitled to use, save and destroy the sample thereof according to the technical requirements of the test to the extent authorized. Party A shall be entitled to refuse unqualified samples (refer to Appendix II for detailed rejection criteria), provided that it immediately notifies Party B in writing.

5.2.2

Party A shall issue the test report within the period specified in Appendix II. Such period is expressed as the number of natural days and begins upon receipt by Party A of the conforming sample. Party A shall timely notify Party B in writing if issuance of the report is expected to be delayed during the test. Such notice shall state the reason for delay and the issue date of the official report.

5.2.3

Party A shall assure the quality of test results of the qualified samples submitted by Party B. The test shall be invalid unless officially signed and issued by Party A (whether in writing or electronic).

5.2.4

Party A shall carry out the gene test subject to strict quality control and workflow and ensure the test data are as accurate as possible. The test report issued is a gene test report which is intended to provide appropriate guide for the subjects and serve as a reference for the professionals.

Chia Tai Tianqing Pharmaceutical Group Co. Ltd. (Seal)

Genetron Health (Beijing) Co. Ltd. 1101140215851 (Seal)

5.2.5	Party A shall investigate and eliminate the disputes, if any, on the test report as stated in Appendix II. Party B shall provide assistance when requested.

6	Promotion of this Product

6.1

General principles. Party B shall make all reasonable commercial efforts to promote this Product in the Authorized Territory. All promotional activities shall be carried out in accordance with the code of compliance (as may be revised from time to time by the Parties) separately agreed on by the Parties. Under no circumstance shall Party B be engaged, whether directly or indirectly, in any promotional activity in connection with this Product in any region outside the Authorized Territory in any manner without the prior written consent of Party A.

6.2

Except as specified in Article 6.5 hereof, Party B shall make all reasonable commercial efforts to promote this Product in the Authorized Territory as stated below and bear all expenses and liabilities arising therefrom:

6.2.1

Party B shall use its current and future drug promotion and sales network to actively and effectively introduce, promote and publicize this Product to the potential customers in the Authorized Territory.

6.2.2

Party B shall arrange and organize regional seminars and conferences expedient for the effective promotion of this Product, and any meeting to promote and publicize this Product for the purposes of marketization of education and popularization of science.

6.2.3

Party B shall timely reply to any query about this Product submitted by doctors and patients as instructed and trained by Party A. Party B shall timely notify Party A of any question to which it is unable to reply and assist Party A in giving the reply.

6.2.4

If any hospital or doctor in the Authorized Territory wishes to further cooperate on this Product (e.g. any doctor wishes to participate in the research and development of this Product, or any hospital wishes to introduce this Product), Party B shall timely notify Party A in writing and assist Party A in communicating with such hospital or doctor and facilitate the cooperation.

6.2.5	Party B shall carry out other promotional activities confirmed by the Parties from time to time.

6.3	Party A shall provide Party B with:

6.3.1	Promotion training remotely or at the premise of Party B.

6.3.2	Support for its information sessions. Party A may designate a technical expert to serve as the keynote speaker.

6.3.3

Trainings on report interpretation and on the development, arrangement and implementation of the intervention plan. Party A shall help Party B’s specialists interpret reports to and develop intervention plans for the subjects.

Party B may request other trainings, if necessary, which Party A shall activity arrange.

6.4	Promotional Materials

6.4.1

The descriptions, sales manuals, catalogs and other promotional materials used by Party B for and in connection with this Product (hereinafter referred to collectively as the “Promotional Materials”) shall be the materials previously designated by Party A for the promotion of this Product in the Authorized Territory or part thereof or developed based thereon. Party B shall not official use and publish any Promotional Material that is independently developed thereby or modifies, alters and recreates the materials provided by Party A, unless reviewed and approved by Party A. Party A shall review and approval or disapprove the Promotional Materials submitted by Party B within three (3) working days upon receipt thereof. Without the prior written consent of Party A, Party B shall not develop or change the product positioning and key information of this Product.

Chia Tai Tianqing Pharmaceutical Group Co. Ltd. (Seal)

Genetron Health (Beijing) Co. Ltd. 1101140215851 (Seal)

6.4.2

Party B shall exclusively use the Promotional Materials for the purpose of promoting this Product in the Authorized Territory, and shall not distribute the same to any potential customer (including without limitation hospitals, doctors and patients) or for the purpose of selling this Product outside the Authorized Territory.

6.4.3

Party B may display its company name, trademarks and/or logo on the Promotional Materials or other public materials of this Product to indicate that it is engaged in the strategic cooperation on and commercial promotion of this Product, but may only display the same together with the company name, trademarks and/or logo of Party B for the purpose of performance of its obligations hereunder.

6.4.4

Either Party may use the company name, trademark and/or logo of the other party within the scope of cooperation hereunder or for the purpose of publicizing their cooperation, and shall not use the same in any other business, field or for any other purpose.

6.4.5

The Parties shall use the best reasonable efforts to carry out brand promotion and product and cooperation information release in connection with the cooperation hereunder for the purpose of maintaining brand value and their rights and interests. The Parties agree the release of any information (including without limitation the content, form, date of release, etc.) about the cooperation hereunder in any way as required by the regulatory provisions or marketing rules applicable to either Party or by the actual situation shall be reviewed and approved by the other party.

6.5	Promotion in Central Market

The Parties shall use the best reasonable commercial efforts to carry out the Promotional Activities in Central Market in accordance with this Article:

6.5.1

Party B shall draft for this Product and provide Party A with the promotion plan for central market in the Authorized Territory (“Promotion Plan for Central Market”) within ten (10) days upon effectiveness hereof for the current year and prior to [***] of each subsequent Calendar Year for its next Calendar Year within the Term hereof. The Promotion Plan for Central Market shall include detailed content, schedule and budget of the Promotional Activities in Central Market. The Parties shall confirm the Promotion Plan for Central Market for the current year within thirty (30) days upon receipt by Party A of the draft thereof and on or prior to [***] of each subsequent Calendar Year for its next Calendar Year in Management Committee meetings.

6.5.2

The Parties shall carry out the Promotional Activities in Central Market in each Calendar Year according to the Promotion Plan for Central Market for that year that has been confirmed in the Management Committee meeting. Party A shall lead the implementation of the plan and Party B shall provide appropriate assistance.

Chia Tai Tianqing Pharmaceutical Group Co. Ltd. (Seal)

Genetron Health (Beijing) Co. Ltd. 1101140215851 (Seal)

6.5.3	The expenses arising from the Promotional Activities in Central Market shall be borne by Party A.

7	Payment and Expenses

7.1

The price to be settled by the Parties with respect to this Product (“Settlement Price”) is listed in Appendix III. Any change to the Settlement Price, Minimum Exclusive Sales Revenue and Minimum Sales Revenue shall be confirmed by the Parties in writing.

7.2

The subjects execute the agreement on their respective mobile phones and directly pay to Party A the test fee by scanning the Promotional QR Code in Hospitals Proposed by Party B. The sales price of this Product at the subject end shall be agreed to by the Parties.

7.3

On the third (3th) working day of each month, Party A shall send to Party B the account statement of payables in connection with the samples received due to promotion and sales of this Product by Party B for which the test was finished and the report was issued in the previous month. Party B shall reply to Party A whether or not it accepts the statement within five (5) working days upon receipt thereof, otherwise Party B will be deemed to have accepted the statement. Party B shall issue to Party A a legal VAT invoice of the same amount of the payables if it accepts the statement. Party A shall pay the invoice to the bank account designated by Party B within fifteen (15) days, if it accepts the invoice.

7.4

Party B shall ensure that the direct revenue from the Actual Sales Volume Generated by Party B’s Promotion (i.e. the sales revenue which is the Actual Sales Volume Generated by Party B’s Promotion x Party B’s actual sales price of this Product) is not below the minimum sales revenue confirmed by the Parties through negotiation (“Minimum Sales Revenue”) listed below in the following years:

(3)	Minimum Sales Revenue in 2021: [***]

(4)	Minimum Sales Revenue in 2022: [***]

Upon failure to realize the Minimum Sales Revenue in a year, Party B shall pay to Party A [***] of the Minimum Sales Revenue above the actual sales revenue within the first thirty (30) days of the following Calendar Year.

The [***] stated above depends on the Settlement Price of this Product currently agreed to by the Parties in the project. It shall be adjusted accordingly upon any change in the Settlement Price in the future.

Note: Party A agrees to take the sum of the direct revenue from the Actual Sales Volume Generated by Party B’s Promotion and the direct revenue generated by the hospitals in Party A’s List of Hospitals that are stated in Article 2.3(3) in a year as the actual sales revenue of that year compared with the Minimum Sales Revenue of that year. Party A shall provide Party B quarterly with the specific amount of the direct revenue generated by the hospitals in Party A’s List of Hospitals that are stated in Article 2.3(3). For the avoidance of doubt, the annual actual sales revenue calculated as above shall only be used to compare with the Minimum Sales Revenue as stated in this Article 7.4 and shall not be used for settlement and be applied to any other term hereof, unless otherwise agreed herein.

7.5	Other Expenses and Taxes

7.5.1

Except otherwise agreed herein (including without limitation Article 6.5), Party A shall bear the expenses of blood collection tubes and other consumables, logistics cost and all costs and expenses incurred by the test service. Party B shall bear the expenses payable to any hospital or Third Party for promotion of this Product and collection of blood from the subjects.

Chia Tai Tianqing Pharmaceutical Group Co. Ltd. (Seal)

Genetron Health (Beijing) Co. Ltd. 1101140215851 (Seal)

7.5.2

All payments mentioned herein include all applicable taxes (including VAT, withholding tax, if any), charges and other duties. Where any applicable law requires to deduct or withhold taxes (including withholding tax), charges and other duties from any payable, the payer shall obtain and provide the payee with the appropriate documents in connection with such requirement and the certificates of payment of such taxes (including withholding tax), charges and other duties.

8	Intellectual Property Rights

8.1

The Parties confirm that the intellectual property rights in and to this Product are absolutely owned by Party A or its Affiliates and to the knowledge of Party B, do not infringe on the intellectual property rights and other legitimate interests of any Third Party, including without limitation trademarks, marks, patterns, service marks or company names, business names or trade names, appearance, designs, logos, labels, packages, patents, test and study data, software, copyrights, domain names, know-how and trade secrets in connection with this Product and the registrations and applications thereof (“Intellectual Property Rights”). Party A and/or its Affiliates shall be entitled to protect the Intellectual Property Rights at its own discretion, and Party A shall keep Party B harmless from any claim from any Third Party due to its use of the Intellectual Property Rights.

8.2	Party B fully acknowledges and agrees that Party A and/or its Affiliates completely and exclusively own the Intellectual Property Rights and the right to control the use thereof.

8.3	Party B hereby irrevocably confirms and undertakes that:

8.3.1

It will not register or attempt to register in or out of China any Intellectual Property Right in its own name or for any Entity, or acquire or use any Intellectual Property Right out of the Authorized Territory, whether within the Term hereof or after expiry or earlier termination thereof;

8.3.2

It will not directly or indirectly use any Intellectual Property Right of Party A and its Affiliates for any other purpose than the promotion of this Product in the Authorized Territory in accordance herewith or in any other scope than specified herein or previously approved in writing by Party A or its Affiliates;

It will not apply for or register in or out of the territory of China any appearance, design, logo, label, package, patent, software, copyright, domain name, trademark, mark, pattern, service mark or company name, business name or trade name that is identical with or similar to any trademark Party A or any of its Affiliates to such extent that may cause misleading or confusion;

8.3.3

It will not use in or out of the territory of China any appearance, design, logo, label, package, patent, software, copyright, domain name, trademark, mark, pattern, service mark or company name, business name or trade name that is identical with or similar to any trademark Party A or any of its Affiliates to such extent that may cause misleading or confusion, except for the purpose of promotion of this Product in the Authorized Territory in accordance herewith or in the scope specified herein or previously approved in writing by Party A or the Affiliate;

8.3.4	It will not use the Intellectual Property Rights for any commodity or service other than this Product;

8.3.5	It will not use the Intellectual Property Rights in any way that may damage the importance, significance and validity of the Intellectual Property Rights or the goodwill of Party A or its Affiliates;

Chia Tai Tianqing Pharmaceutical Group Co. Ltd. (Seal)

Genetron Health (Beijing) Co. Ltd. 1101140215851 (Seal)

8.3.6	It will not mislead other Entities or the public in any way into thinking the Intellectual Property Rights as the property of Party B or its Affiliates;

8.3.7

It will use due diligence and efforts to protect the Intellectual Property Rights, including without limitation notifying Party A in writing immediately upon awareness or knowledge of any infringement on the Intellectual Property Rights by any Entity, and it will provide Party A or its Affiliates with all reasonable assistance upon request thereof to take such protective measures for the Intellectual Property Rights that Party A or its Affiliates deems expedient (with the necessary expenses accepted by the Parties to be borne by Party A);

8.3.8

It will immediately notify Party A of the full details of any claim from any Entity arising from infringement on its intellectual property rights by this Product upon receipt thereof. Party A shall be entitled to decide, at its own discretion, whether or not to take actions and what actions to be taken with respect to such claim. Party B shall provide assistance upon request from Party A, provided, that the necessary expenses shall be borne by Party A; and

8.3.9

It will promote and publicize this Product hereunder in accordance with the Applicable Laws without infringing on the legitimate rights of any Third Party (including without limitation intellectual property rights), and will independently assume any and all liabilities arising from such promotion and publicity. In addition, it will defend for, indemnify and hold harmless Party A or ts Affiliates against the losses, if any, suffered thereby due to such promotion and publicity. For the avoidance of doubt, Party A shall not be deemed to have reviewed or confirmed in any way the legality of the promotion, publicity or any advertisement and/or material used therein by Party B due to its review in any way of the relevant promotional or advertising materials of Party B. Party A or its Affiliates shall not be liable for the promotion, publicity or any advertisement and/or material used therein by Party B that is deemed to have violated any Applicable Law or infringed the legitimate rights of any Third Party.

8.4

The obligations and undertakings specified in this Article 8 in connection with protection of the Intellectual Property Rights shall survive the termination or expiry hereof. Party B shall no longer use the Intellectual Property Rights in or out of the territory of China after expiry or earlier termination hereof.

9	Confidentiality

9.1

All confidential or proprietary information obtained by Party B or its Affiliates from Party A or its Affiliates hereunder or for the purpose hereof, the existence and the terms hereof, and all information arising from performance hereof shall be the confidential information of Party A (“Party A’s Confidential Information”) which Party B shall:

9.1.1	Keep confidential;

9.1.2	Use only to the extent permitted hereby; and

9.1.3	Disclose only to the extent permitted by Article 9.3, unless other approved in writing by Party A.

9.2

All confidential or proprietary information obtained by Party A or its Affiliates from Party B or its Affiliates hereunder or for the purpose hereof, the existence and the terms hereof, and all information arising from performance hereof shall be the confidential information of Party A (“Party B’s Confidential Information”, hereinafter referred collectively with Party A’s Confidential Information to “Confidential Information”) which Party A shall:

9.2.1	Keep confidential;

Chia Tai Tianqing Pharmaceutical Group Co. Ltd. (Seal)

Genetron Health (Beijing) Co. Ltd. 1101140215851 (Seal)

9.2.2	Use only to the extent permitted hereby; and

9.2.3	Disclose only to the extent permitted by Article 9.3, unless other approved in writing by Party B.

9.3	Either Party may disclose the Confidential Information as below:

9.3.1

Either Party may disclose the Confidential Information to its directors, employees, consultants, contractors and Affiliates (and the directors, employees and contractors of the Affiliates) (hereinafter referred to collectively as the “Representatives”) that reasonably need to know the Confidential Information, to the extent reasonably necessary for the exercise of the rights and performance of the obligations hereunder, provided, however, that they are subject to the obligation of confidentiality that is at least as strict as that hereunder and the disclosing party assumes liabilities for their acts;

9.3.2

Either Party may disclose the commercial or company transactions directly or indirectly involving this Product (including financing and/or issuance of stocks or disposal of assets to its professional consultants, auditors, banks, insurers and existing or potential investors, provided, however, that they are subject to the obligation of confidentiality that is at least as strict as that hereunder and the disclosing party assumes liabilities for their acts;

9.3.3

Either Party may disclose the existence, any term and any information arising from performance hereof to the arbitral institution when any dispute arising herefrom or in connection herewith is being resolved through arbitration.

9.4	The following information in the Confidential Information shall not be deemed as Confidential Information:

9.4.1	Information that has been in the possession and at the disposal of the receiving party prior to disclosure by the disclosing party, as proved by the receiving party’s evidences;

9.4.2

Information disclosed to the receiving party by a Third Party after disclosure by the disclosing party which has never obtained any information directly or indirectly from the disclosing party and is not obliged to keep the disclosed information confidential;

9.4.3	Information that is or becomes publicly available other than due to any act or default of the receiving party or any Entity to which the receiving party discloses the Confidential Information; or

9.4.4

Information that is independently developed by the receiving party without relying on any disclosure hereunder, as proved by the reasonable written evidences kept by the receiving party during such independent development.

9.5

Neither Party shall be deemed to have breached its obligations under this Article 9 if it discloses any Confidential Information as required by the Applicable Laws or marketing rules or any order of a court or public body, regulatory authority or security exchange having jurisdiction thereon, provided, however, that, prior to such disclosure and to the extent permitted by the Applicable Laws:

9.5.1

It notifies the other party of the proposed disclosure as soon as practical and when reasonably feasibly, prior to the publication of the order of the court or public body, regulatory authority or security exchange;

Chia Tai Tianqing Pharmaceutical Group Co. Ltd. (Seal)

Genetron Health (Beijing) Co. Ltd. 1101140215851 (Seal)

9.5.2	It considers the reasonable requirements submitted by the other party for such disclosure;

9.5.3	It requests the court or public body, regulatory authority or security exchange to keep confidential the information to be disclosed; and

9.5.4

It provides the other party with an opportunity to state to the court or public body, regulatory authority or security exchange on how to disclose and/or keep confidential the information to be disclosed.

9.6

The Parties expressly agree that monetary compensation is insufficient for any act made by the receiving party or any Representative thereof in violation of this Article 9 due to the unique nature of Party A’s Confidential Information and Party B’s Confidential Information. Therefore, the Parties acknowledge and agree that any act violating or likely to violate this Article 9 will cause unrecoverable harms to the disclosing party and that the disclosing party shall be entitled to request behavior preservation from a court having jurisdiction in addition to the economic remedies hereunder. The receiving party shall be fully liable for any disclosure or use of any Confidential Information of the disclosing party thereby and by any Representative thereof without authorization from the disclosing party.

9.7

Except otherwise specified in this Article 9.7, neither Party may issue any press release or other announcement with respect to any aspect hereof without the prior written approval of the other party. Notwithstanding the foregoing provision, either Party may publish any announcement required by the Applicable Laws or marketing rules, including any announcement or report to its shareholders and/or made as required by the rules or regulations of any security market or exchange that applies to it or its parent company or ultimate holding company. The parties agree to negotiate over the wording of any such announcement to the extent reasonably feasible.

9.8	The obligation of confidentiality herein shall be valid within the Term and five (5) years upon termination or expiry hereof.

10	Representations, Warranties and Undertakings

10.1	The Parties hereby warrant to each other that:

10.1.1	It is formally established, validly existing and in good standing under the Applicable Laws;

10.1.2	It has the powers, authorities and legitimate rights necessary for the execution hereof and for the performance of its obligations hereunder;

10.1.3	It has taken all actions necessary for the approval of the execution hereof and the performance of its obligations hereunder;

10.1.4	It has obtained all consents, approvals and authorizations from the government departments and other Entities that are necessary for the execution hereof;

10.1.5	The execution hereof and the performance of its obligations hereunder do not conflict with or constitute breach of any contractual obligation or any provision of its articles of association;

10.1.6

It will (and will cause any of its Affiliates to) (i) abide by the applicable anti-bribery laws and regulations in the Authorized Territory, including the criminal law, anti-unfair competition law or similar regulations of the People’s Republic of China (“Applicable Requirements”); (ii) not participate in any activity, practice or act that will be deemed criminous or illegal under the Applicable Requirements when it is carried out in the Authorized Territory; and (iii) establish and maintain within the Term hereof its own anti-bribery policies and procedures to ensure it and its Affiliates or their respective directors, managers, employees or agents to observe the Applicable Requirements; and

Chia Tai Tianqing Pharmaceutical Group Co. Ltd. (Seal)

Genetron Health (Beijing) Co. Ltd. 1101140215851 (Seal)

10.1.7	It and its Affiliates will perform this Agreement in accordance with all Applicable Laws.

11	Indemnification

11.1

Unless otherwise expressly agreed herein, Party A agrees to indemnify, defend for and hold harmless Party B and its Affiliates and their respective directors and employees against any and all losses, damages, suits, claims, actions, demands, liabilities, expenses and/or costs (including reasonable legal cost and attorney fee) (“Losses”) arising from:

11.1.1	Any breach of any representation, warranty, obligation or undertaking hereunder by Party A or its Affiliates;

11.1.2	Any gross negligence or willful misconduct of Party A or its Affiliates;

11.1.3	Violation of any Applicable Law by by Party A or its Affiliates;

11.1.4	Breach of the provisions in Article 8.1 concerning intellectual property rights by Party A or its Affiliates;

11.1.5	Entry of this Product by any government body into any list of prohibited or restricted goods, resulting in any form of punishment on Party B; or

11.1.6

Any compensation requested or other claims submitted by any subject with respect to this Product (including without limitation the test report and its interpretation, etc.) that is caused by Party A (except due to any reason attributable to Party B or Force Majeure Events).

provided, however, that the part of the Losses arising from any of the reasons above for which Party B is obliged to indemnify Party A under Article 11.2 shall be excluded.

The Parties shall negotiate friendly and jointly develop a solution if this Product is added by any government body into any list of prohibited or restricted goods. Any adjustment to the cooperation hereunder arising therefrom shall be made in writing.

11.2

Unless otherwise expressly agreed herein, Party B agrees to indemnify, defend for and hold harmless Party A and its Affiliates and their respective directors and employees against any and all Losses arising from:

11.2.1	Any breach of any representation, warranty, obligation or undertaking hereunder by Party B or its Affiliates;

11.2.2	Any gross negligence or willful misconduct of Party B or its Affiliates;

11.2.3	Any compensation requested or other claims submitted by any subject with respect to this Product that is caused by Party A; or

11.2.4	Violation of any Applicable Law by Party B or its Affiliates.

provided, however, that the part of the Losses arising from any of the reasons above for which Party A is obliged to indemnify Party B under Article 11.1 shall be excluded.

12	Term and Termination

12.1

This Agreement shall be effective for three (3) years (“Term”) from the Effective Date, unless terminated prior to the expiry of the Term or extended upon agreement by the Parties or in any other way in accordance herewith.

Chia Tai Tianqing Pharmaceutical Group Co. Ltd. (Seal)

Genetron Health (Beijing) Co. Ltd. 1101140215851 (Seal)

12.2

If either Party (“Defaulting Party”) breaches this Agreement and fails to make rectification within thirty (30) days upon receipt of the notice of default from the other party (“Non-defaulting Party”) that states the details of the breach and requires rectification to be made, the Non-defaulting Party may terminate this Agreement with a written notice to the Defaulting Party.

12.3	Party A shall be entitled to immediately terminate this Agreement with a written notice to Party B under any of the following circumstances:

12.3.1	Party B violates Article 3 or Article 10 hereof; or

12.3.2	Party B fails to realize the Minimum Sales Revenue in two (2) consecutive years, i.e. 2021 and 2022.

12.4	Party B shall be entitled to immediately terminate this Agreement with a written notice to Party A under any of the following circumstances:

12.4.1	Party A violates Article 3 or Article 10 hereof;

12.4.2

Party A fails to pay to Party B the settlement price confirmed by the Parties as agreed and still fails to pay the same within a reasonable period (sixty (60) days) upon receipt of the notice of call from Party B; or

12.4.3	Party A or its Affiliates breaches the provisions in Article 8.1 concerning intellectual property rights.

The Parties shall negotiate friendly and joint develop a solution, including discussing on whether or not to terminate this Agreement, if this Product is added by any government body into any list of prohibited or restricted goods, or any compensation is requested or other claims are submitted by any subject with respect to this Product (including without limitation the test report and its interpretation, etc.).

12.5	Either Party may terminate this Agreement with a written notice to the other party under any of the following circumstances:

12.5.1	The other party becomes or is deemed insolvent, bankrupt, or unable to repay its debt on the due date, or admits it is unable or is deemed unable to repay its debts;

12.5.2

An order has been made, or a resolution has been passed, or a meeting notice has been issued for the purpose of passing a resolution, or a notice or application has been filed with a court, or any similar legal proceeding has been initiated in respect of the liquidation, bankruptcy, administrative take-over or dissolution; and

12.5.3	Any liquidator, bankruptcy trustee, receiver, administrative receiver, administrator or similar manager has been appointed for the other party or any part of the business or assets thereof.

13	Effect of Termination

13.1	All rights and licenses granted hereunder shall terminate upon earlier termination hereof, unless other agreed herein or by the Parties.

13.2	The termination (for any reason whatsoever) or expiry hereof shall not affect any right or responsibility accrued by either Party as to the termination hereof.

13.3

Party B shall facilitate the smooth transfer of the items, documents and materials in connection with this Product to Party A or any other Entity designated thereby in writing which transfer shall be finished within ten (10) days upon termination or expiry hereof under any circumstance.

Chia Tai Tianqing Pharmaceutical Group Co. Ltd. (Seal)

Genetron Health (Beijing) Co. Ltd. 1101140215851 (Seal)

13.4	Articles 1.1 (to the extent necessary to interpret the surviving articles), 8, 9, 12 and 17 hereof shall survive the termination or expiry hereof.

14	Force Majeure

14.1	Subject to Article 14.2, neither Party hereto shall be liable for any delay in performing or any failure to perform any of its obligations hereunder due to any Force Majeure Event.

14.2	If either Party hereto delays or is incapable of the performance of its obligations hereunder due to any Force Majeure Event, it must:

14.2.1	Notify the other party in writing as soon as reasonably practical of such delay or incapability and at the same time state the start date, scope, cause and estimated duration thereof;

14.2.2	Use the best reasonable efforts to minimize the impact of such delay or incapability on its performance of the obligations hereunder; and

14.2.3	Resume performance of its obligations hereunder as soon as reasonably practical following elimination of the cause of such delay or incapability.

14.3	The Parties may terminate this Agreement through negotiation if either Party is incapable of performing its obligations hereunder due to any Force Majeure Event for more than six (6) months.

15	Notice

15.1

Any notice made in accordance with or in respect of this Agreement must be written in Chinese, and be delivered personally or sent via express service or email to the address below (or any other address designated by the recipient in a notice from time to time):

15.1.1	Party A:

Address: Genetron Health (Beijing) Co. Ltd., Building 11, Zone 1, 8 Shengmingyuan Road, Life Science Park, Zhongguancun, Changping District, Beijing

Attn: [***]

Email: [***]

Tel.: [***]

15.1.2	Party B:

Address: (Jiangning High-tech Park) 1099, Fuying Road, Jiangning District, Nanjing, Jiangsu Province

Attn: [***]

Email: [***]

Tel.: [***]

15.2	Any notice shall be deemed served:

15.2.1	When the evidence submitted show it has arrived at the designated address, if it is delivered personally;

15.2.2	On the fifth (5th) Business Day upon being dispatched, if it is sent by express service; and

15.2.3	When it arrives at the recipient’s mailing system, if it is sent via email.

Chia Tai Tianqing Pharmaceutical Group Co. Ltd. (Seal)

Genetron Health (Beijing) Co. Ltd. 1101140215851 (Seal)

16	Governing Law and Dispute Resolution

16.1	The conclusion, validity, interpretation, performance and dispute resolution hereof shall be governed by and construed in accordance with the laws of China.

16.2

Any dispute between the Parties arising from this Agreement or in connection herewith, or any controversy in connection with the conclusion, effectiveness or termination (“Dispute”) shall be submitted to China International Economic and Trade Arbitration Commission (“CIETAC”) to be resolved through arbitration in accordance with the then effective arbitration procedures and rules thereof. The seat of arbitration shall be in Beijing. The arbitration tribunal shall comprise three (3) arbitrators designated in accordance with the arbitration rules of CIETAC. The arbitration shall be held in Chinese. The arbitration award shall be final and binding upon the Parties. The Parties shall keep confidential the existence, content and result of the arbitration.

17	General Provisions

17.1

Neither Party may transfer any of its rights or obligations hereunder without the prior written consent of the other party. Either Party may delegate its obligations hereunder to any of its Affiliates, provided that it assumes the responsibility for the acts of such Affiliate. Notwithstanding the foregoing provisions, either Party shall be entitled to transfer and/or sublicense any of its obligations hereunder to its subsidiaries, whether in whole or part, without the prior consent of the other party.

17.2

This Agreement constitutes the entire agreement between the Parties with respect to the subject hereof, and shall supersede all prior written or oral agreements, arrangements and understandings between the Parties with respect to the subject hereof.

17.3

No provision hereof is intended and shall be deemed to create any partnership or joint venture between the Parties, or authorizes either Party to make or enter into any undertaking for or on behalf of the other party.

17.4

Any failure to exercise or any delayed exercise of any right or remedy hereunder or under any Applicable Law by either Party shall not be construed as a waiver by the Party of such right or remedy and shall not hinder or restrict further exercise by the Party of such right or remedy or any other right or remedy. Furthermore, any single or partial exercise of any right or remedy hereunder or under any Applicable Law shall not hinder or restrict further exercise of such right or remedy or any other right or remedy.

17.5

If any term hereof is deemed invalid, illegal or unenforceable in whole or in part by any court or any other competent authority, (a) the term (or the part thereof) shall be deemed to have been deleted to the extent necessary and the remaining terms shall not be affected; and (b) the Parties shall immediately revise the term (or the part thereof) through good-faith negotiation so that the term becomes valid, legal and enforceable and as approximate as possible to the initial commercial intention of the Parties, including without limitation with respect to validity period, scope or obligations.

17.6	No change shall be made to this Agreement, unless in writing and signed by the duly authorized representatives of the Parties.

17.7	This Agreement is made in four (4) counterparts of which the Parties respectively hold two (2).

(The remainder of this page is intentionally left blank. Following is the signature page.)

Chia Tai Tianqing Pharmaceutical Group Co. Ltd. (Seal)

Genetron Health (Beijing) Co. Ltd. 1101140215851 (Seal)

(Signature page of the Strategic Cooperation Agreement with respect to Liver Cancer Early Screening Product between Genetron Health (Beijing) Co. Ltd. and Chia Tai Tianqing Pharmaceutical Group Co. Ltd.)

Genetron Health (Beijing) Co. Ltd.

/s/ Genetron Health (Beijing) Co. Ltd. (Seal)

Name of authorized signatory:

Title:

Signature

Genetron Health (Beijing) Co. Ltd. 1101140215851 (Seal)

Chia Tai Tianqing Pharmaceutical Group Co. Ltd. (Seal)

Genetron Health (Beijing) Co. Ltd. 1101140215851 (Seal)

(Signature page of the Strategic Cooperation Agreement with respect to Liver Cancer Early Screening Product between Genetron Health (Beijing) Co. Ltd. and Chia Tai Tianqing Pharmaceutical Group Co. Ltd.)

Chia Tai Tianqing Pharmaceutical Group Co. Ltd.

/s/ Chia Tai Tianqing Pharmaceutical Group Co. Ltd. (Seal)

Name of authorized signatory:

Title:

Signature:

Chia Tai Tianqing Pharmaceutical Group Co. Ltd. (Seal)

Chia Tai Tianqing Pharmaceutical Group Co. Ltd. (Seal)

Genetron Health (Beijing) Co. Ltd. 1101140215851 (Seal)

Appendix I Product Description

[***]

Chia Tai Tianqing Pharmaceutical Group Co. Ltd. (Seal)

Genetron Health (Beijing) Co. Ltd. 1101140215851 (Seal)

Appendix II Business Process

[***]

Chia Tai Tianqing Pharmaceutical Group Co. Ltd. (Seal)

Genetron Health (Beijing) Co. Ltd. 1101140215851 (Seal)

Appendix III Standard Product Price

[***]

Chia Tai Tianqing Pharmaceutical Group Co. Ltd. (Seal)

Genetron Health (Beijing) Co. Ltd. 1101140215851 (Seal)